EXHIBIT 99.1

SMTC Reports Third Quarter Results

  Reports third quarter results of $75.6 million in revenue, $1.3 million in net income, $2.6 million in adjusted EBITDA, and $0.08 adjusted EPS.
  Presents Q4 guidance of $70 - $77 million in revenue, $3.0 - $3.5 million in adjusted EBITDA and $0.09 - $0.12 adjusted EPS, with expectation for $0.5 million non-recurring charges in Q4 related to Canadian restructuring.
  Narrows 2012 adjusted EBITDA guidance from $14 - $16 million to $14 - $15 million, up from actual $9.3 million in 2011.
  Narrows 2012 adjusted EPS guidance from $0.53 - $0.65 to $0.50 - $0.55, up from actual $0.07 in 2011.

TORONTO, Nov. 8, 2012 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) ("SMTC"), a global electronics manufacturing services provider, today announced third quarter 2012 unaudited results.

Revenue for the quarter was $75.6 million, a 71% increase over third quarter 2011, and a slight increase over the second quarter 2012 revenue. Gross margins were $6.0 million or 7.9% including unrealized gains from foreign currency forward contracts of $1.1 million. Adjusted EBITDA for the quarter was $2.6 million, compared to the $0.7 million in the third quarter of 2011, and $4.3 million in the second quarter 2012. Third quarter results have been impacted by a number of factors that include:

a.    $429 thousand non-recurring costs in China related to the acquisition of the assets from Alco Electronics.

b.    $303 thousand in severances and terminations incurred in response to reduced revenue levels in our Canadian manufacturing operation.

Adjusted EPS for the quarter was $0.08, and benefited $0.02/share from a non-recurring $360 thousand tax recovery for taxes paid in 2011 and 2012. This compares to $(0.09) in the third quarter of 2011, and $0.17 in the second quarter 2012. Bank debt levels increased to $28.9 million, from $25.4 million in the second quarter, largely due to $4.6 million of anticipated Q3 receivables that were collected shortly after quarter end.

Co-Chief Executive Officer Claude Germain stated, "It is worth noting that our guidance does not include any effects of closing, before year end, the previously announced asset purchase from Seksun Array Electronics, nor does it consider any potential impacts from Hurricane Sandy. Note that the purchase of the Seksun Array Electronics assets will cost approximately $2.0 million, which will be funded through our bank debt facility. We expect it to be immediately accretive."

"Overall, the third quarter was weaker than expected. We have initiated lean manufacturing initiatives in our Mexican operation in order to improve quality, consistency and planning. We are also reviewing our Canadian operations in order to improve profitability," stated Co-Chief Executive Officer, Alex Walker. "Although our revenue levels are higher than expected, we've maintained our adjusted EBITDA guidance to the lower end of our range largely due to a record number of New Program Introductions across our plants. This new business comes with higher manufacturing complexity at the outset, we are working through it and expect improved margins on these programs going forward."

Added Claude Germain, "We also remain focused on reducing our debt through free cash generation. Consistent with what we have stated previously, we expect to achieve year end net debt of less than 1.5 times 2012 adjusted EBITDA by year end."

Adjusted EBITDA and adjusted EPS are non-GAAP measures. Adjusted EBITDA is computed as net income from continuing operations excluding depreciation, restructuring charges, loss on extinguishment of debt, acquisition expenses, interest and income tax expense. Adjusted EPS is GAAP EPS excluding the effect of restructuring charges relating to the integration of the ZF Array Technology acquisition. SMTC Corporation has provided in this release non-GAAP calculations of adjusted EBITDA and adjusted EPS as supplemental information regarding the operational performance of SMTC Corporation's core business. Management uses these non-GAAP financial measures internally in analyzing SMTC Corporation's financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC Corporation believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing SMTC Corporation's performance and when planning, forecasting and analyzing future periods. SMTC Corporation believes these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. Non-GAAP measures are subject to material limitations as these measures are not in accordance with or an alternative for, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider adjusted EBITDA and adjusted EPS along with other financial performance measures, including revenue, net income and SMTC Corporation's financial results presented in accordance with GAAP.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others discussed in the Company's most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, and Mexico, and China, with more than 1,875 full-time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC was recognized in 2012 by Frost & Sullivan with the Global EMS Award for Product Quality Leadership.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
	Three months ended		Nine months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011

Revenue	$ 75,575	$ 44,082	$ 223,149	$ 149,243
Cost of sales	69,567	40,361	202,335	135,758
Gross profit	6,008	3,721	20,814	13,485
Selling, general and administrative expenses	4,238	3,693	12,599	10,611
Contingent consideration	--	--	(650)	--
Restructuring charges	--	686	451	2,793
Loss on extinguishment of debt	--	300	--	300
Loss on derivative financial instruments	--	--	--	--
Operating earnings (loss)	1,770	(958)	8,414	(219)
Interest expense	526	326	1,531	981
Earnings (loss) before income taxes	1,244	(1,284)	6,883	(1,200)
Income tax expense (recovery)
Current	(45)	99	374	462
Deferred	(33)	73	(46)	43
	(78)	172	328	505
Net earnings (loss), also being comprehensive income (loss)	$ 1,322	$ (1,456)	$ 6,555	$ (1,705)

Basic earnings(loss) per share	$ 0.08	$ (0.09)	$ 0.40	$ (0.11)
Diluted earnings (loss) per share	$ 0.08	$ (0.09)	$ 0.40	$ (0.11)

Weighted average number of shares outstanding
Basic	16,319,255	16,200,575	16,283,803	16,113,866
Diluted	16,444,053	16,200,575	16,419,272	16,113,866
Consolidated Balance Sheets
(Unaudited)

(Expressed in thousands of U.S. dollars)	September 30, 2012	January 1, 2012
Assets

Current assets:
Cash	$ 955	$ 2,635
Accounts receivable - net	42,015	37,904
Inventories	56,304	52,648
Prepaid expenses	3,100	1,638
Income taxes recoverable	158	--
Current portion of deferred income taxes	278	278
	102,810	95,103
Property, plant and equipment	17,947	15,355
Deferred financing costs	613	916
Deferred income taxes	2,968	2,922
	$ 124,338	$ 114,296
Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 42,501	$ 46,352
Accrued liabilities	7,016	10,164
Income taxes payable	--	367
Current portion of long-term debt	3,473	4,014
Current portion of capital lease obligations	1,712	1,449
	54,702	62,346

Long-term debt	26,397	15,233
Capital lease obligations	1,640	2,150

Shareholders' equity:
Capital stock	389	5,631
Additional paid-in capital	263,302	257,583
Deficit	(222,092)	(228,647)
	41,599	34,567
	$ 124,338	$ 114,296
Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended		Nine months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Operations:
Net earnings (loss)	$ 1,322	$ (1,456)	$ 6,555	$ (1,705)
Items not involving cash:
Depreciation	786	704	2,310	2,059
Loss on extinguishment of debt	--	300	--	300
Unrealized (gain)loss on derivative financial instrument	(1,119)	125	(1,126)	125
Deferred income taxes	(33)	73	(46)	43
Non-cash interest	98	57	303	166
Stock-based compensation	55	27	257	96
Contingent consideration	--	--	(650)	--
Gain on bargain purchase	--	(22)		(22)
Change in non-cash operating working capital:
Accounts receivable	(2,169)	3,867	(4,111)	9,734
Inventories	4,396	(10,906)	(3,656)	(3,092)
Prepaid expenses	867	(124)	(507)	826
Income taxes payable	(266)	3	(525)	(42)
Accounts payable	(5,528)	5,614	(3,851)	(10,124)
Accrued liabilities	(925)	1,353	(1,585)	(1,827)
	(2,516)	(385)	(6,632)	(3,463)
Financing:
Increase in revolving debt	2,150	6,712	12,784	10,713
Repayment of long-term debt	--	(1,235)	(2,161)	(1,235)
Principal payment of capital lease obligations	(391)	(342)	(1,295)	(1,174)
Payment of contingent consideration	(171)	--	(742)	--
Proceeds from sales leaseback	--	--	170	--
Proceeds from issuance of common stock	27	19	220	317
Deferred financing costs	--	(1,021)	--	(1,021)
	1,615	4,133	8,976	7,600
Investing:
Purchase of property, plant and equipment	(513)	(125)	(4,024)	(434)
Acquistion of business, net of cash acquired	--	(3,033)	--	(3,033)
	(513)	(3,158)	(4,024)	(3,467)
Increase (decrease) in cash	(1,414)	590	(1,680)	670
Cash, beginning of period	2,369	1,013	2,635	933
Cash, end of the period	$ 955	$ 1,603	$ 955	$ 1,603
Supplementary Information:

Reconciliation of Adjusted EBITDA

	Three months ended		Nine months ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Net earnings (loss)	$ 1,322	$ (1,456)	$ 6,555	$ (1,705)
Add:
Interest	526	326	1,531	981
Income tax expense (recovery)	(78)	172	328	505
Depreciation	786	704	2,310	2,059
Restructuring charges	--	686	451	2,793
Loss on extinguishment of debt	--	300	--	300
Adjusted EBITDA	2,556	732	11,175	4,933
CONTACT: Alex Walker
         President and Co-Chief Executive Officer, SMTC Corporation
         (905) 413.1190
         Email: investorrelations@smtc.com

         Investor Relations Information:
         Alex Walker
         President and Chief Executive Officer
         Telephone: (905) 413.1272
         Email: investorrelations@smtc.com

         or

         John Nesbett / Jennifer Belodeau
         Institutional Marketing Services (IMS)
         Telephone: (203) 972-9200
         Email: mailto:jnesbett@institutionalms.com

         Public Relations Information:

         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com